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EXHIBIT 15

December 16, 2003

The Gymboree Corporation:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the three and nine month periods ended November 1, 2003 and November 2, 2002 as indicated in our report dated December 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 1, 2003, is incorporated by reference in Registration Statement Nos. 33-90452, 33-94594, 333-10811, 333-74269, 333-89962 and 333-107564 of The Gymboree Corporation and
subsidiaries each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/ Deloitte & Touche LLP
San Francisco, California